Exhibit 1.1

AGREEMENT AND PLAN OF MERGER

OF

UNITED RENTALS (NORTH AMERICA), INC.

a Delaware corporation

WITH AND INTO

UR MERGER SUB CORPORATION

a Delaware corporation

This Agreement and Plan of Merger (“Agreement and Plan of Merger”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) is dated as of April 30, 2012, and is entered into by and between United Rentals (North America), Inc., a Delaware corporation (“URNA”), and UR Merger Sub Corporation, a Delaware corporation (“UR Merger Sub” and together with URNA, the “Constituent Corporations”).

WHEREAS, in connection with the merger of United Rentals, Inc. (“URI”) and RSC Holdings Inc. (“RSC”), pursuant to the Agreement and Plan of Merger, dated as of December 15, 2011, as amended from time to time (the “Holdco Merger Agreement”), certain subsidiaries of URI and RSC are to be merged with and into UR Merger Sub, including the merger of URNA into UR Merger Sub; and

WHEREAS, the board of directors of each of URNA and UR Merger Sub deem it advisable that URNA be merged into UR Merger Sub (the “Merger”) and have adopted and approved this Agreement and Plan of Merger; and

WHEREAS, in accordance with the by-laws of URNA, URI, the sole stockholder of URNA, has approved this Agreement and Plan of Merger at a special meeting of the stockholders of URNA held on April 26, 2012, at 10:00 A.M. at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004; and

WHEREAS, in accordance with the certificate of incorporation of URNA, the stockholders holding a majority of the outstanding shares of URI, the sole stockholder of URNA, also have approved the Merger at a special meeting of the stockholders of URI held on April 27, 2012, at 11:00 A.M. at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870; and

WHEREAS, URI, the sole stockholder of UR Merger Sub has approved this Agreement and Plan of Merger, by written consent in accordance with Section 228 of the DGCL.

NOW, THEREFORE, in consideration of the foregoing premises and of the agreements, covenants and provisions hereinafter contained, the parties hereto agree as follows:

ARTICLE II

OUTSTANDING SHARES OF CONSTITUENT CORPORATIONS

(a) As to URNA, the designation and number of shares of each class and series are: 1,000 shares of common stock, par value $0.01 per share, of a single class and series, all of which are voting shares.

(b) As to UR Merger Sub, the designation and number of shares of each class and series are: 100 shares of common stock, par value $0.01 per share, of a single class and series, all of which are voting shares.

ARTICLE III

CANCELATION OF SHARES OF URNA

Upon the effectiveness of the Merger, all of the shares of URNA issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, (i) cease to be outstanding, (ii) be canceled and retired without payment of any consideration therefor and (iii) cease to exist.

ARTICLE IV

AMENDMENTS TO CERTIFICATE OF INCORPORATION

OF SURVIVING CORPORATION; BYLAWS; DIRECTORS AND OFFICERS

(a) The certificate of incorporation of the Surviving Corporation upon the effectiveness of the Merger shall be the certificate of incorporation of UR Merger Sub and shall continue in full force and effect until changed, altered or amended as therein provided.

(b) The by-laws of the Surviving Corporation upon the effectiveness of the Merger shall be the by-laws of UR Merger Sub and shall continue in full force and effect until changed, altered or amended, as provided therein or in the certificate of incorporation of the Surviving Corporation.

(c) The officers and directors of the Surviving Corporation upon the effective date of the Merger shall be the officers and directors of UR Merger Sub, who shall continue to hold such positions until resignation or removal in accordance with the terms of the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE V

TERMINATION AND AMENDMENT

(a) This Agreement and Plan of Merger may be terminated or abandoned at any time prior to the effective time and date of the Merger by a written instrument executed by each of the parties hereto.

(b) This Agreement and Plan of Merger may be amended by a written instrument executed by each of the parties hereto.

ARTICLE VI

MISCELLANEOUS PROVISIONS

(a) This Agreement and Plan of Merger may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

(b) This Agreement and Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

IN WITNESS WHEREOF, URNA and UR Merger Sub have caused this Agreement and Plan of Merger to be duly executed and delivered by their respective officers hereunto duly authorized as of the date first written above.

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Jonathan M. Gottsegen
Name:	Jonathan M. Gottsegen
Title:	Senior Vice President, General Counsel and Corporate Secretary

UR MERGER SUB CORPORATION

By:	/s/ Jonathan M. Gottsegen
Name:	Jonathan M. Gottsegen
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Merger Agreement between United Rentals (North America, Inc. into UR Merger Sub Corporation]